Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2019
Comments of E. Jean Savage
Chief Executive Officer and President
February 20, 2020

Thank you, Jessica, and good morning everyone.
I am very excited to be here at Trinity and to have the opportunity to talk to you today. In a moment, Eric and Melendy will discuss Trinity’s fourth quarter and 2019 results.
Having been in my new role for three days, I’ve tried to think of the most important things on your mind that I am in a position to address today. And so, I plan to discuss 3 things: who I am, why I am excited to be at Trinity, and at a high level what are my plans for the company.
I am an experienced transformational executive who has had the opportunity to work in multiple industrial businesses including 12 years in the rail industry.
During my career, I have had the opportunity to transform these businesses to deliver considerable value whether a change was needed due to fundamental market changes or business cycles, whether a business needed operating structure improvements, or whether a change was needed to grow the business through technology and innovative products.
I strongly believe in listening to customers, employees, and all stakeholders, to gain understanding and knowledge of the business I’m diving into. I then use these insights in addition to the facts and data I gather to determine where the opportunities are to make impactful strategic decisions. You will find I am also a strong believer in a disciplined capital allocation and in planning for how this allocation may vary at different points in the business cycle.
During my tenure with Progress Rail Services, I gained a very strong knowledge of the rail industry including developing relationships with customers. At Progress Rail, we did everything from leasing railcars, to repairing them in a network of shops, to major modification programs along with component remanufacturing, wheel shops, new locomotive manufacturing and locomotive repairs. In the last few years at Caterpillar, I led the transformation of the surface mining and technology business - leveraging technology and innovation to change the way customers utilized the equipment we produced to positively impact their business operations.
This work and experience in transforming various businesses has led me to the opportunity at Trinity to serve as the new CEO and President. It is the right role for me at the right point in my career, and I am excited to lead Trinity into a bright new future. I love the rail industry, and I believe Trinity is the best platform in the industry. Trinity has the reputation for the highest quality railcars, the broadest range of service offerings, and the deepest strategic relationship with customers. With all of the changing dynamics within the railcar supply chain, there is a real opportunity to accelerate Trinity’s position as an industry leader in the railcar market through innovative products and services that will transition Trinity to a higher-quality recurring relationship business model.
I also think there is a real opportunity to hone our strategy and optimize the organizational structure, cost structure, and capital structure of the Company to accelerate Trinity’s financial performance. Trinity’s management made some great strides in 2019 to improve ROE, lower Trinity’s cost of capital, streamline the organization and reduce costs, and to balance the capital allocation framework. That being said, management and the Board have higher expectations for driving the performance of the platform to new levels. The Board and the management team are fully aligned and committed to optimizing Trinity’s integrated platform of businesses to unlock the long-term value creation opportunities that the platform enables.
Although it is too early to give specific plans or lay out a strategic roadmap for the Company, I can share the areas in which I intend to focus my attention. First, I look forward to defining a strategic framework for the company with specific key performance indicators that we will share with the investors to help track and measure our performance. We will share these with you as our plans become more defined and specific initiatives are identified.
I expect the initial focus of our strategy to center on the continued optimization of our operating platform and financial structure. As previously shared, we implemented certain restructuring activities late last year to bring an ongoing $8-10 million improvement in our operating costs beginning in 2020. I do believe we have additional opportunity here, and Melendy will address our initial expectations in her guidance comments.
We also have been clear in our intent to optimize the balance sheet by adding leverage to the lease fleet in order to reduce Trinity’s cost of capital. The debt markets have been strongly receptive to Trinity’s offerings, and we will certainly continue tapping this market to lower our cost of capital. There is a significant amount of capital that can be freed up, which brings me to my last point of focus.
I mentioned earlier that I am a strong believer in disciplined capital allocation, and that includes deploying capital for growth and returning capital to shareholders. We will develop a framework that enables Trinity to appropriately and consistently deploy capital depending on where we are in the cycle. The Board and management believe that the synergies from Trinity’s platform create strong and predictable cash flows, enabling meaningful investment in high-return growth opportunities, while returning substantial amounts of capital to shareholders. The cash flow generation potential of Trinity’s platform is the biggest driver of long-term value creation. We do believe that our stock trades at a meaningful discount to the underlying intrinsic value of our assets and it represents an attractive investment opportunity. As part of our objective to optimize our balance sheet, we expect to continue repurchasing shares.
Trinity has staked its reputation on delivering premier performance. We have a responsibility to deliver premier performance to all of our stakeholders - both internal and external. I believe this organization is ready and positioned to make the needed changes toward stronger performance and to elevate and accelerate Trinity’s position as a premier provider of railcar products and services in North America. Trinity’s people bring a commitment to excellence, a customer-driven focus, a track record of execution, and delivering quality products and services. I bring with me my experience and a sense of urgency with thoughtful and decisive action. I look forward to working with the Trinity team to elevate our financial performance and unlock value for shareholders and to spending time getting to know and hear from you our investors.
I will now turn it over to Eric.